Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements of Sandy Spring Bancorp, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 21, 2025